Exhibit 99.1

News From

Buena, NJ 08310

Release Date: May 15, 2006

Contact:	Frank Gerardi
Chairman & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 102
www.askigi.com

IGI, INC. ANNOUNCES HIGHLIGHTS & RESULTS FOR FIRST QUARTER 2006

BUENA, NJ May 15, 2006 - IGI, INC. (AMEX: IG) a technology company focused on the development of custom products using the patented Novasome® delivery technology today announces highlights and earnings for first quarter of 2006.

Highlights

•	IGI expects an increase in revenues for 2nd quarter 2006 compared to 1st quarter 2006

•	MIAJ anti-aging skin care line expects to launch June 2006

•	Facility upgrades to include expanded capacity for in-house filling and contract manufacturing expected to be completed second half of 2006

•	Interest in development of new products for new and existing customers, including the expected launch of several new products throughout 2006

First Quarter 2006 Financial Results

Total revenues for quarter ended March 31, 2006 were $581,000, which represented a decrease of $194,000 from revenues of $775,000 in quarter ended March 31, 2005. Licensing and royalty income of $185,000 in the quarter ended March 31, 2006 decreased by $85,000 compared to quarter ended March 31, 2005. The decrease in royalty revenue was related to a decline in royalties from J&J and Estee Lauder in quarter ended March 31, 2006. The Company had a net loss of $452,000, or $(.04) per share, in quarter ended March 31, 2006 compared to a net loss of $183,000, or $(.02) per share, in quarter ended March 31, 2005.

Product sales of $366,000 in the quarter ended March 31, 2006 decreased $139,000, or 28%, compared to quarter ended March 31, 2005 due mainly to no product sales recorded for Estee Lauder for 2006 and a discontinuation of a product that the Company manufactured for a customer included in product sales for the quarter ended March 31, 2005. The Company also had R&D revenues in the amount of $30,000 for the quarter ended March 31, 2006 related to fees paid to the Company by Genesis Pharmaceutical for product development services in connection with their new product line expected to be launched in fourth quarter of 2006.

Cost of sales decreased by $146,000, or 35%, in quarter ended March 31, 2006 as compared to quarter ended March 31, 2005. As a percentage of product sales, cost of sales was 73% for the quarter ended March 31, 2006 and 82% for the quarter ended March 31, 2005. The decrease in cost of sales as a percentage of product sales relates to the change in the allocation of fixed overhead costs in 2006 and reduction of the metal plating departmental expenses.

Selling, general and administrative expenses increased by $146,000, or 47%, from $311,000 in quarter ended March 31, 2005 to $457,000 in quarter ended March 31, 2006. As a percentage of revenues, selling, general and administrative expenses were 79% of revenues in the quarter ended March 31, 2006 compared to 40% for the quarter ended March 31, 2005. The increase in expenses was a result of higher legal fees of $48,000, higher sales & marketing expenses of $24,000, and a re-allocation of fixed overhead costs.

Product development and research expenses increased by $56,000 in quarter ended March 31, 2006, or 23%, compared to quarter ended March 31, 2005. The increase in product development and research expenses also relates to the re-allocation of fixed overhead costs and an increase in lab expenditures and outside testing fees for 2006.

Interest expense amounted to $42,000 (net of interest income) in quarter ended March 31, 2006 compared to interest income of $3,000 in quarter ended March 31, 2005. The Company had no interest expense in 2005 and only recorded interest income related to marketable securities and overnight investments of our daily cash balance. The interest expense in 2005 relates to the short term notes payable issued during 2005.

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® lipid vesicle encapsulation technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, low potential for irritations, controlled and sustained release as well as improved stability. IGI has licensed Novasome® lipid vesicle encapsulation technology to leading global dermatological and skin care companies including Johnson & Johnson Consumer Products, Inc., Estee Lauder Companies, Chattem Inc., Genesis Pharmaceutical, Inc. and Apollo Pharmaceutical, Inc., and recently sub-licensed the rights to obtain FDA approval for and market IGI’s PTH (1-34) compound using Novasome® lipid vesicle encapsulation technology for psoriasis, which is slated for Phase II clinical trials, to Manhattan Pharmaceuticals, Inc. IGI is also exploring the licensing of the topical PTH (7-34) compound for the prevention/treatment of chemotherapy induced-alopecia in patients undergoing chemotherapy.

This report contains forward-looking statements relating to IGI’s hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “will,” “possible,” “one time,” “provides an opportunity,” “continue” and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI’s periodic reports and registration statements filed with the Securities and Exchange Commission.

IGI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share information)

(Unaudited)

	Three months ended March 31,
	2006	2005
Revenues:
Product sales, net	$366	$505
R&D revenues	30	—
Licensing and royalty income	185	270

Total revenues	581	775

Cost and expenses:
Cost of sales	267	413
Selling, general and administrative expenses	457	311
Product development and research expenses	291	235

Operating loss	(434)	(184)
Interest (expense) income	(42)	3
Other income	24	—

Loss before provision for income taxes	(452)	(181)
Provision for income taxes	—	(2)

Net loss	$(452)	$(183)

Basic and Diluted Loss Per Common Share
Net loss per share	$(.04)	$(.02)

Weighted Average of Common Stock and Common Stock Equivalents Outstanding
Basic and Diluted	12,632,604	11,681,524

IGI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	March 31, 2006 (unaudited)	December 31, 2005 *
ASSETS
Current assets:
Cash and cash equivalents	$167	$365
Restricted cash	50	50
Accounts receivable, less allowance for doubtful accounts of $30 in 2006 and 2005	265	268
Licensing and royalty income receivable	122	147
Inventories	397	261
Prepaid expenses and other current assets	181	83

Total current assets	1,182	1,174
Property, plant and equipment, net	2,833	2,909
License fee, net	975	1,000
Other assets	69	52

Total assets	$5,059	$5,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$479	$350
Accrued expenses	236	218
Income taxes payable	—	2
Note payable – related party	1,060	1,015
Deferred income	87	90

Total current liabilities	1,862	1,675
Deferred income	107	102

Total liabilities	1,969	1,777

Stockholders’ equity:
Common stock, $.01 par value, 50,000,000 shares authorized; 14,709,852 and 14,484,519 shares issued in 2006 and 2005, respectively	147	145
Additional paid-in capital	25,255	25,073
Accumulated deficit	(20,917)	(20,465)
Less treasury stock, 1,965,740 shares at cost	(1,395)	(1,395)

Total stockholders’ equity	3,090	3,358

Total liabilities and stockholders’ equity	$5,059	$5,135

*	Derived from the audited December 31, 2005 financial statements